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                                                                    Exhibit 10.1

                        AGREEMENT OF PURCHASE AND SALE
                        ------------------------------

     THIS AGREEMENT made as of the 16th day of February, 2000

BETWEEN:

          NEUTRINO RESOURCES INC., a body corporate, having an office in the City of Calgary, in the Province of Alberta ("Vendor")


                                    - and -


          STAR OIL & GAS LTD., a body corporate, having an office in the City of Calgary, in the Province of Alberta ("Purchaser")


WHEREAS Vendor wishes to sell the Assets and Purchaser wishes to purchase the Assets, subject to and in accordance with the terms and conditions hereof;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Parties hereby agree as follows:

                                   ARTICLE I
                                 INTERPRETATION
                                 --------------

1.1  Definitions

     In this Agreement, including the recitals and the Schedules, unless the context otherwise requires:

     (a) "Abandonment and Reclamation Obligations" means all obligations to abandon the Wells and restore and reclaim the surface sites thereof, to decommission and remove the tangible depreciable property and assets comprised in the Tangibles, including, without limitation, the Facilities, and restore and reclaim the surface sites thereof and to reclaim and restore the lands to which the Surface Rights relate, all in accordance with applicable law;

     (b) "AFE" means an authority for expenditure, mail ballot, cash call or any other similar approval given by a holder of a working interest in the Assets;

     (c) "this Agreement", "herein", "hereto", "hereof" and similar expressions refer to this Agreement of Purchase and Sale, as amended from time to time;

     (d) "ARTC" means credits or rebates, commonly known as Alberta royalty tax credits, under the Alberta Corporate Tax Act, in respect of royalties payable to the Crown in right of Alberta;

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     (e)  "Assets" means the Petroleum and Natural Gas Rights, the Tangibles and
          the Miscellaneous Interests;

     (f) "Base Price" means Thirteen Million, One Hundred Thousand Dollars ($13,100,000.00), subject to adjustment pursuant to section 9.2;

     (g) "Business Day" means any day which is not a Saturday, Sunday or statutory holiday in Calgary, Alberta;

     (h) "Closing" means the transfer of beneficial ownership of the Assets from Vendor to Purchaser, the payment by Purchaser to Vendor of all amounts contemplated by subsection 5.2(c), hereof and the completion of other matters which are contemplated herein to be completed on or before the Closing Date;

     (i) "Closing Date" means the 1st day of March, 2000 or such other date as may be agreed upon in writing by Vendor and Purchaser;

     (j) "Closing Time" means 10:00 a.m. Calgary time on the Closing Date, or such other time as may be agreed upon in writing by Vendor and Purchaser;

     (k) "Confidentiality Agreement" means the Confidentiality Agreement dated December 17, 1999 between the Vendor and Purchaser;

     (l) "Data" means all well files, lease files, agreement files, engineering files and production records (including, without limitation, the Title and Operating Documents), directly relating to the Petroleum and Natural Gas Rights or the Tangibles, but specifically excluding Proprietary Information;

     (m) "Defect Value" means the decrease in value (expressed in $) of an Asset as a result of an uncured and non-waived Title Defect affecting title to such Assets;

     (n)  "Dollar" or "$" means a dollar of the lawful money of Canada;

     (o)  "Effective Time" means 8:00 a.m. Calgary time, on March 1, 2000;

     (p) "Environmental Liabilities" means all environmental liabilities and obligations that relate to the Assets or that arise in connection with, or as a result of, the ownership thereof or operations, or lack of operations, pertaining thereto, including, without limitation, liabilities and obligations relating to or arising from:

          (i) transportation, storage, use or disposal of toxic or hazardous substances;

          (ii) release, spill, escape or emission of toxic or hazardous substances; or

          (iii)  pollution or contamination, of or damage to, the environment;

          including, without limitation, liabilities and obligations to compensate Third Parties for damages and losses resulting from the items described in items (i) and (ii) above (including, without limitation, damage to property, personal injury and death) and liabilities and obligations to take action to prevent or rectify

                                                                               2
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          damage to or otherwise protect the environment and, for purposes of this Agreement, "the environment" includes, without limitation, the air, the surface and subsurface of the earth, bodies of water (including, without limitation, rivers, streams, lakes and aquifers) and plant, human and animal life;

     (q) "Facilities" means the tangible depreciable property and assets described in Part I of Schedule "B" and the Unit Facilities, if any;

     (r) "GST" means the goods and services tax payable pursuant to the GST Legislation;

     (s) "GST Legislation" means the Excise Tax Act, 1980 RSC, c. E-1 5, as amended and the regulations thereunder;

     (t) "General Conveyance" means the general conveyance in the form of Schedule "H";

     (u) "Interest Amount" means simple interest on the Base Price from and including the Effective Time up to but excluding the Closing Date at the Prime Rate plus one percent (1%);

     (v) "Lands" means lands described in the Land Schedule subject to the restrictions and exclusions set forth therein as to Petroleum Substances and geological formations;

     (w)  "Land Schedule" means Part I of Schedule "A";

     (x) "Leases" means the leases, licences, permits and similar documents of title described in the Land Schedule by virtue of which the holder thereof is entitled to drill for, win, take, own or remove Petroleum Substances within, upon or under the Lands or lands pooled or unitized therewith, and includes, if applicable, all renewals and extensions of such documents and all documents issued in substitution therefor;

     (y) "Losses and Liabilities" means, in relation to a Party, losses, costs, damages and expenses which such Party suffers, sustains, pays or incurs, including, without limitation, legal fees on a "solicitor and his own client" basis;

     (z) "Miscellaneous Interests" means the interests of Vendor in all property, assets, interests and rights (other than the Petroleum and Natural Gas Rights and the Tangibles) directly related to the Petroleum and Natural Gas Rights or the Tangibles but only to the extent such property, assets, interests and rights are directly related to Petroleum and Natural Gas Rights or the Tangibles, including, without limitation, any and all of the following:

          (i) contracts and agreements directly related to the Petroleum and Natural Gas Rights or the Tangibles including, without limitation, the Title and Operating Documents;

          (ii)   the Surface Rights;

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          (iii)  the Data;

          (iv)   the Wells, including well bores and all casing therein; and,

          (v)    the Unit Interest, if applicable,

          but specifically excluding (a) Proprietary Information, (b) Petroleum Substances produced prior to the Effective Time, (c) accounts receivable accruing prior to the Effective Time, and (d) accounting records.

     (aa) "Parties" means the parties to this Agreement and "Party" means any one of them;

     (bb) "Permitted Encumbrances" means:

          (i) liens for taxes, assessments and governmental charges, for which payment is not due;

          (ii) liens incurred or created in the ordinary course of business as security in favour of the person who is conducting the development or operation of the property to which such liens relate for Vendor's proportionate share of costs and expenses of such development or operation, for which payment is not due;

          (iii) mechanics', builders' and materialmen's liens in respect of services rendered or goods supplied, for which payment is not due;

          (iv) easements, rights of way, servitude's and other similar rights in land (including, without limitation, rights of way and servitude's for roads, railways, sewers, drains, gas and oil pipelines, gas and water mains and electric light, power, telephone, telegraph and cable television conduits, poles, wires and cables);

          (v) the right reserved to or vested in any municipality or government or other public authority by the terms of any lease, licence, franchise, grant or permit or by any statutory provision, to terminate any such lease, licence, franchise, grant or permit or to require annual or other periodic payments as a condition of the continuance thereof;

          (vi) rights of general application reserved to or vested in any governmental or other public authority to levy taxes on Petroleum Substances or the income or revenue therefrom, and other governmental requirements and limitations of general application;

          (vii) royalty burdens, liens, adverse claims, penalties, reductions in interests and other encumbrances set out in Schedule "A" or Schedule "B";

          (viii) the reservations, limitations, provisions and conditions in any original grants from the Crown of any of the Lands or interests therein and statutory exceptions to title; and

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          (ix)   the terms and conditions of the Title and Operating Documents;

     (cc) "Petroleum and Natural Gas Rights" means (i) the interests in the Leases to the extent they pertain to the Lands which are attributed to Vendor in the Land Schedule and (ii) the interests (if any) in royalties, net profits interests and similar interests attributed to Vendor in the Land Schedule;

     (dd) "Petroleum Substances" means crude oil, petroleum, natural gas, natural gas liquids, and other related hydrocarbons (except coal) and any and all other substances (including sulphur), whether liquid, solid or gaseous and whether hydrocarbons or not, produced in association therewith, the rights to which are granted pursuant to the Leases;

     (ee) "Prime Rate" means the rate of interest, expressed as a rate per annum, designated by the main branch in Calgary of the National Bank of Canada, as the reference rate used by it to determine rates of interest charged on Canadian dollar commercial loans made in Canada and which is announced by such bank, from time to time, as its prime rate, provided that whenever such bank announces a change in such reference rate, the "Prime Rate" shall correspondingly change effective on the date the change in such reference rate is effective;

     (ff) "Proprietary Information" means Vendor's interest in (i) all Seismic Data and interpretations of Seismic Data, (ii) geological maps and interpretations, (iii) valuations of the Assets and (iv) all income tax and financial information;

     (gg) "Purchase Price" has the meaning ascribed thereto in section 2.2;

     (hh) "Right of First Refusal" means a right of first refusal, pre-emptive right of purchase or similar right whereby a Third Party has the right to acquire or purchase a portion of the Assets as a consequence of Vendor having agreed to sell the Assets to Purchaser in accordance herewith;

     (ii) "Sale, Processing and Transportation Agreements" means agreements for the sale of Petroleum Substances produced from the Lands or lands pooled or unitized therewith and agreements providing for the gathering, transportation, compression, processing, treatment or storage of Petroleum Substances produced from the Lands or lands pooled or unitized therewith, if any;

     (jj) "Schedule" means a schedule to the Agreement;

     (kk) "Seismic Data" means seismic data including surveyors' ground elevation records, shot point maps, drillers' logs, shooters' records, field records and record sections, including maps and interpretations made therefrom;

     (ll) "Specific Conveyances" means all conveyances, assignments, transfers, novations and other documents or instruments that are reasonably required or desirable, in accordance with normal oil and gas industry practices, to convey, assign and transfer the Assets to Purchaser and to novate Purchaser into the Title and Operating Documents in the place and stead of Vendor with respect to the Assets, effective as of the Effective Time;

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     (mm) "Surface Rights" means all rights to use or occupy the surface of lands (including, but not limited to, the Lands) which are used or held for use in connection with the Petroleum and Natural Gas Rights or the Tangibles, including rights to enter upon and occupy the surface of lands on which the Tangibles and the Wells are located and rights to use the surface of lands to gain access thereto;

     (nn) "Tangibles" means (i) the interests of Vendor in the Facilities and
          (ii) the interest of Vendor to the extent directly related to the Petroleum and Natural Gas Rights in all other tangible depreciable property and assets used or intended to be used in producing, processing, gathering, transporting, treating, storing, measuring or injecting Petroleum Substances or any of them produced from the Lands or lands pooled or unitized therewith or in connection with water injection or removal operations that pertain to the Petroleum and Natural Gas Rights;

     (oo) "Third Party" means any partnership, corporation, trust, unincorporated organization, union, government, governmental or public department or agency, individual or any heir, executor, administrator or other legal representative of an individual other than a Party;

     (pp) "Title Defect" means a defect, deficiency or discrepancy in or affecting the title of Vendor in and to any of the Assets which is sufficiently material and adverse to the enforcement of title that it would not be acceptable to a knowledgeable, prudent purchaser acting reasonably, and, without limiting the generality of the foregoing, specifically includes:

          (i) Vendor not being the beneficial owner of the interest attributed to it in the Land Schedule, or holding a lesser beneficial interest than such attributed interest;

          (ii) Vendor's interests as described in the Land Schedule being subject to a royalty, net profits interest or other similar encumbrance not disclosed therein;

          (iii) Vendor's interest as described in the Land Schedule being subject to a reduction or conversion not disclosed therein, other than as set forth in subclause (i) below; and

          (iv) security interests registered against the interests of Vendor in and to the Assets;

          but specifically excludes:

          (i) Vendor's interests as described in the Land Schedule having converted from a before-payout interest to an after-payout interest as a result of payout having occurred between the Effective Date and the Closing Date, provided such contingent reduction to Vendor's interest is disclosed in the Land Schedule;

          (ii) any defects or deficiencies in title otherwise disclosed herein;

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          (iii)  the Permitted Encumbrances;

          (iv) any missing or unsigned documents in the chain of Vendor's title to the Petroleum and Natural Gas Rights or Tangibles where:

                 (A) such document is not reasonably required to confirm the creation, establishment or maintenance of such title and the current status of title can otherwise be confirmed with reasonable certainty; or

                 (B) such document represents a reduction of Vendor's interest therein which is reflected in the Land Schedule;

          (v) failure to confirm delay rental payments required to maintain freehold Leases as having been paid, where the failure to make such payment or payments by a date specified in the Lease will not automatically result in a termination of the Lease; or

          (vi) Vendor's or any predecessor's interest being only a beneficial interest rather than a full legal interest;

     (qq) "Title and Operating Documents" means, to the extent directly related to the Petroleum and Natural Gas Rights or the Tangibles, (i) the Leases, (ii) assignments, trust declarations, operating agreements, royalty agreements, overriding royalty agreements, gross overriding royalty agreements, participation agreements, farmin agreements, sale and purchase agreements, pooling agreements, common stream agreements, easements, surface leases and pipeline crossing agreements, (iii) Sale, Processing and Transportation Agreements; (iv) agreements for the construction, ownership and operation of gas plants, gas gathering systems and other facilities, (v) permits, licences and approvals and
          (vi) other agreements which relate to the Petroleum and Natural Gas Rights or the Tangibles or the ownership, operation or exploitation thereof;

     (rr) "Unit" means the scheme or schemes of unitization for the production of Petroleum Substances to which the Petroleum and Natural Gas Rights are subject, including those listed in Schedule "C";

     (ss) "Unit Agreement" means the agreement or agreements pursuant to which the Unit was formed, as amended, if any;

     (tt) "Unit Facilities" means all facilities, which are operated pursuant to the terms of the Unit Operating Agreement, if any;

     (uu) "Unit Interest" means all of Vendor's interests in the Unit, which is or are attributable to the Petroleum and Natural Gas Rights, if any;

     (vv) "Unit Operating Agreement" means the operating agreement referred to in the Unit Agreement, as amended, if any; and

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     (ww) "Wells" means those wells set forth in Part II of Schedule "B" and all wells (including without limitation, producing, shut-in, suspended, capped, injection and disposal wells), located on the Lands or lands pooled or unitized therewith.

1.2  Article, Section and Schedule References

     Except as otherwise expressly provided, a reference in this Agreement to an "Article", "section", subsection", paragraph" or "Schedule" is a reference to an article, section, subsection, paragraph or schedule of or to this Agreement.

1.3  Interpretation Not Affected by Headings

     The headings in this Agreement are for convenience only and shall not affect the construction or interpretation of this Agreement.

1.4  Included Words

     When the context reasonably permits, words suggesting the singular shall be construed as suggesting the plural and vice versa, and words suggesting one gender shall be construed as suggesting other genders.

1.5  Schedules

     The following Schedules are attached to and form a part of this Agreement:

     Schedule "A":  Part I  - Land Schedule
                    Part II - Rights of First Refusal

     Schedule "B":  Part I  - Facilities
                    Part II - Wells

     Schedule "C":  Units

     Schedule "D":  Marketing

     Schedule "E":  Authorizations for Expenditures
                    (exceeding $25,000 for single operation)

     Schedule "F":  Lawsuits and Claims

     Schedule "G":  Officer's Certificate

     Schedule "H":  General Conveyance

     Wherever any term or condition of such Schedules conflicts or is at variance with any term or condition in the body of this Agreement, such term or condition in the body of this Agreement shall prevail.

                                                                               8
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1.6  Knowledge or Awareness

     Where in this Agreement a representation or warranty is limited to the knowledge or awareness of Vendor, such knowledge or awareness consists of the actual knowledge or awareness, as the case may be, of the current officers and managers of Vendor but does not include knowledge or awareness of any other person.

                                   ARTICLE 2
                               PURCHASE AND SALE
                               -----------------

2.1  Purchase and Sale

     Vendor hereby agrees to sell the Assets to Purchaser and Purchaser hereby agrees to purchase the Assets from Vendor, subject to and in accordance with this Agreement.

2.2  Purchase Price

     The purchase price to be paid by Purchaser to Vendor for the Assets (the "Purchase Price") will be the Base Price plus the Interest Amount, as adjusted pursuant to Article 4.

2.3  Allocation of Purchase Price

     The Purchase Price shall be allocated among the Assets as follows:

     (a)  to Petroleum and Natural Gas Rights   $10,479,999.00 (80%)
     (b)  to Tangibles                          $ 2,620,000.00 (20%)
     (c)  to Miscellaneous Interests            $         1.00
                                                --------------

                                         TOTAL  $13,100,000.00
                                                ==============

     The amount allocated above to the Petroleum and Natural Gas Rights shall be adjusted by the Interest Amount and the adjustment amount determined pursuant to Article 4.

2.4  Payment of Purchase Price

     (a)  A deposit shall be paid by Purchaser to Vendor as follows:

          (i) Vendor acknowledges receipt of a certified cheque or bank draft in favour of Vendor in the amount of $ 1,310,000.00, being ten percent (10%) of the Base Price (the "Deposit") to be held as trust monies by the law firm of Burnet, Duckworth, & Palmer ("BDP"), to be distributed in accordance with this Agreement;

          (ii) if Closing occurs, the Deposit shall be distributed to Vendor by BDP and the Deposit together with interest at the Prime Rate plus one percent (1%) thereon from the date following receipt up to but excluding the Closing Date ("Deposit Interest") shall be applied in partial satisfaction of the Purchase Price payable by the Purchaser hereunder to Vendor at Closing;

                                                                               9
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          (iii)  if Closing does not occur due to a breach of this Agreement by
                 Purchaser, the Deposit together with any interest earned thereon shall be forfeited to and distributed to Vendor by BDP for Vendor's own account absolutely as a genuine pre-estimate by Vendor and Purchaser of the damages, costs, losses and expenses suffered and incurred by Vendor as a consequence of such breach by Purchaser; and

          (iv) if Closing does not occur for any reason or circumstance other than that described in subsection 2.4(a)(iii), the Deposit together with any interest earned thereon shall be paid to Purchaser by BDP for the account of Purchaser absolutely.

     (b) At Closing, Purchaser shall pay to Vendor by certified cheque or bank draft the Purchase Price less the Deposit and Deposit Interest as adjusted by all adjustments contemplated by this Agreement.

2.5  GST and Sales Taxes

     (a) The Purchase Price does not include GST. At Closing, Purchaser shall pay to Vendor by certified cheque or bank draft, an amount equal to seven percent (7%) of the portion of the Purchase Price allocated to Tangibles and Miscellaneous Interests pursuant to section 2.3, or a reallocation determined pursuant to subsection 9.2(c)(ii) on account of the GST payable by Purchaser in respect of its purchase of the Assets pursuant hereto. Vendor shall remit such amount to the appropriate taxation authorities in accordance with the GST Legislation. Each Party represents that it holds a valid GST registration account number at the date of Closing and that its registration number for GST purposes is:

                          Vendor         89060 1966RT
                          Purchaser      104997598RT

     (b) Purchaser shall also be solely liable for any and all sales and similar taxes imposed by provincial or federal legislation in respect of the purchase of the Assets pursuant hereto. If Vendor as agent of the Crown is required to collect such taxes, Purchaser shall pay the aggregate amount of such taxes to Vendor at Closing. Vendor shall remit such amount to the appropriate authorities in accordance with applicable legislation.

     (c) After Closing, Purchaser will be responsible for, and shall indemnify and save Vendor harmless in respect of, any amounts of GST and sales and similar taxes (including interest and penalties) in respect of the purchase and sale of the Assets pursuant hereto which are in excess of the amounts collected by Vendor from Purchaser at Closing.

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                                   ARTICLE 3
                                    CLOSING
                                    -------

3.1  Place of Closing

     Unless otherwise agreed to in writing by the Parties, Closing shall take place at the Closing Time on the Closing Date at the offices of Vendor, at 1400, 300 - 5/th/ Avenue SW, Calgary, Alberta.

3.2  Effective Time of Transfer

     The transfer and assignment of the Assets from Vendor to Purchaser shall be effective as of the Effective Time. However, possession and title to the Assets shall not pass to Purchaser until Closing.


3.3  Deliveries at Closing - Escrow

     (a)  At Closing, Vendor shall table the following:

          (i)    the General Conveyance duly executed by Vendor;

          (ii)   all available Specific Conveyances duly executed by Vendor;

          (iii) copies of all consents to disposition and waivers of Rights of First Refusal obtained by Vendor prior to Closing with respect to the sale of the Assets to Purchaser;

          (iv)   the certificate described in subsections 5.1(a) and (b); and

          (v) such other items as may be specifically required hereunder, or as may be reasonably requested by Purchaser upon reasonable notice to Vendor.

     (b)  At Closing, Purchaser shall table the following:

          (i) the amounts payable at Closing on account of the Purchase Price and GST in accordance with this Agreement;

          (ii)   the certificate described in subsections 5.2(a) and (b); and

          (iii)  such other items as may be specifically required hereunder.

          In addition, Purchaser will duly execute the General Conveyance and the Specific Conveyances tabled by Vendor.

     (c) The items tabled at Closing pursuant to subsections 3.3(a) and (b) shall be held in escrow until all of such items have been tabled and each of the Parties has acknowledged that it is satisfied therewith, whereupon such escrow shall be terminated and the items described in subsection 3.3(a) shall be delivered to Purchaser and the items described in subsection 3.3(b) shall be delivered to Vendor and the Closing shall be deemed to have occurred. If such escrow is not released on or before 4:00 p.m. on the Closing Date and the Parties do not agree

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          to an extension of the escrow, the Closing shall be deemed not to have occurred, the General Conveyance and the Specific Conveyances shall be destroyed and the balance of the documents tabled by a Party pursuant to this section 3.3 shall be returned to that Party.

3.4  Delivery of Data

     To the extent that Vendor is reasonably able to deliver the Data to Purchaser, Vendor shall, as soon as is practicable after Closing (and in any event within 30 days of Closing), deliver to Purchaser the copies of the Data which it has in its possession, provided that if Vendor retains any interest in any property to which any of the Data relates, Vendor may retain the original copy of such Data and provide a photocopy of it to Purchaser.

3.5  Access to Records

     Vendor may, at its sole expense, after Closing gain access to, during regular business hours, and obtain from Purchaser copies or photocopies of, any Title and Operating Documents, correspondence, documents or reports which were delivered to Purchaser at Closing and which Vendor requires for audits, or claims by Third Parties.

3.6  Specific Conveyances

     It shall not be necessary for assignment and novation agreements to have been executed prior to or at Closing by parties thereto other than Vendor and Purchaser. After Closing, Vendor shall cooperate with Purchaser in its procurement of the execution of such documents and any substitutions, amendments or replacements thereof by the parties thereto other than Vendor and Purchaser. After Closing, Purchaser shall use all reasonable efforts to become, as soon as reasonably practicable, the recognized and beneficial holder of the Assets in the place and stead of Vendor and shall promptly register all Specific Conveyances; provided however, in furtherance thereof and without limitation, Vendor may elect to register on behalf of Purchaser all transfers of well licences, pipeline permits and similar documents.

     Purchaser shall bear all costs, fees and deposits of every nature and kind incurred (whether by Vendor or Purchaser) in registering any Specific Conveyances and registering any further assurances required to convey the Assets to Purchaser; and Vendor, acting reasonably, may include an amount in respect thereof in the interim statement of adjustments contemplated by section 4.2.

                                   ARTICLE 4
                                  ADJUSTMENTS
                                  -----------

4.1  Costs and Revenues to be Apportioned

     (a) Except as otherwise provided in this Agreement, all costs and expenses relating to the Assets (including, without limitation, maintenance, development, capital and operating costs) and all revenues relating to the Assets (including, without limitation, proceeds from the sale of production and fees from processing, treating or transporting Petroleum Substances on behalf of Third Parties) shall be

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          apportioned as of the Effective Time between Vendor and Purchaser on an accrual basis in accordance with generally accepted accounting principles, provided that:

          (i) advances and cash calls made by Vendor in respect of the costs of operations and capital expenditures relating to the Lands or lands pooled or unitized therewith or facilities interests included in the Assets which do not apply to costs incurred prior to the Effective Time will be transferred to Purchaser and an adjustment will be made in favour of Vendor equal to the amount transferred;

          (ii) deposits made by Vendor relating to current or future operations on the Lands or on lands pooled or unitized therewith shall be returned to Vendor;

          (iii) costs and expenses of work done, services provided and goods supplied shall be deemed to accrue for the purposes of this Article when the work is done or the goods or services are provided, regardless of when such costs and expenses become payable;

          (iv) no adjustments shall be made in respect of ARTC or similar incentives, Vendor's overhead or overhead recovered by Vendor in its capacity as operator; (v) Vendor shall report all net revenue and pay all income tax on the net revenue from the Effective Time to Closing;

          (vi) revenues from the sale of Petroleum Substances will be deemed to accrue from the time the Petroleum Substances are produced; and

          (vii) all rentals and similar payments in respect of the Leases or Surface Rights comprised in the Assets and all taxes (other than income taxes) levied with respect to the Assets or operations in respect thereof will be apportioned between Vendor and Purchaser on a per diem basis as of the Effective Time.

     (b) Vendor shall be entitled to an adjustment equal to the market value net of royalties and taxes other than income taxes in respect of Petroleum Substances, if any, attributable to the Assets which are in tanks or in storage above the pipeline connection, at the Effective Time. Purchaser shall be entitled to Petroleum Substances, if any, attributable to the Assets and which were placed in tanks or in storage at or after the Effective Time and the proceeds of sale in respect of such Petroleum Substances sold by Vendor after the Effective Time shall be for Purchaser's account. Sales of such Petroleum Substances shall be deemed to occur on a "first in, first out" basis.

4.2  Adjustments to Account

     (a) An interim accounting of the adjustments pursuant to section 4.1 shall be made at Closing, based on Vendor's good faith estimate of the costs and expenses paid by Vendor and the revenues received by Vendor prior to Closing. Vendor shall provide a statement setting forth the adjustments to be made at Closing not later than three Business Days prior to Closing and shall assist Purchaser in verifying the amounts set forth in such statement. A further accounting of the adjustments pursuant to section 4.1 shall be conducted within 120 days following the Closing Date. Additional adjustments will be made from time to time after such 120 day period as and when they are ascertained by the Parties, provided that, subject to subsection 4.2(c), the Parties shall not be obligated to make an adjustment more than one year after Closing unless such adjustment has been specifically requested, by notice, within such period. All adjustments after Closing shall be settled by payment by the Party required to make payment hereunder within 30 days of being notified of the determination of the amount owing.

     (b) During the one year period following the Closing Date, each Party may audit the books, records and accounts of the other respecting the Assets, for the purpose of effecting adjustments pursuant to this Article. Such audit shall be conducted upon reasonable notice to the other Party at such Party's offices during normal business hours, and shall be conducted at the sole expense of the Party conducting the audit.

     (c) Notwithstanding subsection 4.2(a), the Parties will be required to make an adjustment pursuant to this Article 4 more than one year after the Closing Date if:

          (i) the adjustment arises from a Crown royalty audit commenced within four years of the end of the year in which Closing occurred and a written request for the adjustment is given by one Party to the other Party within 120 days of its receipt of the results of the audit; or

          (ii) the adjustment arises from a joint venture audit commenced within two years of the end of the year in which Closing occurred and a written request for the adjustment is given by one Party to the other Party within 120 days of its receipt of the results of the audit.

     (d)  An adjustment payable by a Party after Closing pursuant to this section 4.2 which is not paid within 30 days of a written request for payment from the other Party, shall bear interest at the Prime Rate plus one percent per annum payable by the paying Party to the other Party from the end of such 30 day period until the adjustment is paid.

     (e) All adjustments provided for in this Article shall be adjustments to the Purchase Price.

                                   ARTICLE 5
                             CONDITIONS OF CLOSING
                             ---------------------

5.1  Purchaser's Conditions

     The obligation of Purchaser to purchase the Assets pursuant hereto is subject to the satisfaction at or prior to the Closing Date of the following conditions precedent, which are for the exclusive benefit of Purchaser and may be waived by Purchaser, in whole or in part by written notice to Vendor, delivered on or before the Closing Date:

     (a)  Representations and Warranties:  the representations and warranties of
          ------------------------------
          Vendor herein contained shall be true in all material respects when made and as of the Closing Date and a certificate of an officer of Vendor to that effect, in the form of Schedule "G", shall have been delivered by Vendor to Purchaser at Closing;

     (b)  Obligations:  all obligations of Vendor contained in this Agreement
          -----------
          contemplated herein to be performed prior to or at Closing shall have been timely performed in all material respects and a certificate of an officer of Vendor to that effect in the form of Schedule "G" shall have been delivered by Vendor to Purchaser at Closing;

     (c)  No Material Damage:  there shall have occurred no physical damage to
          ------------------
          the Assets or any portion thereof between the Effective Time and the Closing Date which, in the reasonable opinion of the Purchaser has materially and adversely affected the aggregate value of the Assets; and

     (d)  Regulatory Approvals:  all regulatory approvals required with
          --------------------
          respect to the transactions contemplated herein (other than for the transfer of Well licences and pipeline permits) shall have been obtained on terms and conditions satisfactory to Purchaser, acting reasonably.

     If any of the foregoing conditions precedent have not been complied with, or waived by Purchaser, at or before the Closing Date, Purchaser may, in addition to any other remedies which it may have available to it, on that date (but not thereafter) terminate its obligations to purchase the Assets by written notice to Vendor specifying what conditions precedent have not been satisfied and, in such event Purchaser and Vendor shall be released and discharged from all obligations hereunder except as provided in section
     5.4 and those contained in the Confidentiality Agreement, and the Deposit and any interest earned thereon shall be returned to Purchaser

5.2  Vendor's Conditions

     The obligation of Vendor to sell the Assets pursuant hereto is subject to the satisfaction at or prior to the Closing Date of the following conditions precedent, which are for the exclusive benefit of Vendor and may be waived by Vendor, in whole or in part by written notice to Purchaser, delivered on or before the Closing Date:

     (a)  Representations and Warranties:  the representations and warranties of
          ------------------------------
          Purchaser herein contained shall be true in all material respects when made and as of the Closing Date and a certificate of an officer of Purchaser to that effect, in the form of Schedule "G", shall have been delivered by Purchaser to Vendor at Closing;

     (b)  Obligations:  all obligations of Purchaser contained in this
          -----------
          Agreement to be performed prior to or at Closing shall have been timely performed in all material respects and a certificate of an officer of Purchaser to that effect, in the form of Schedule "G", shall have been delivered by Purchaser to Vendor at Closing;

     (c)  Payment:  all amounts to be paid by Purchaser to Vendor at Closing
          -------
          pursuant hereto shall have been paid to Vendor by Purchaser in the form stipulated in this Agreement; and

     (d)  Regulatory Approvals:  all regulatory approvals required with respect
          --------------------
          to the transactions contemplated herein shall have been obtained on terms and conditions satisfactory to Vendor, acting reasonably.

     If any of the foregoing conditions precedent has not been complied with, or waived by Vendor at or before the Closing Date, Vendor may, in addition to any other remedies which it may have available to it, terminate its obligations to sell the Assets to Purchaser by written notice to Purchaser specifying what conditions precedents have not been satisfied and, in such event, Purchaser and Vendor shall be released and discharged from all obligations hereunder except as provided in section 5.4 and those contained in the Confidentiality Agreement.


5.3  Efforts to Fulfill Conditions Precedent

     Purchaser and Vendor shall proceed diligently and in good faith and use all reasonable efforts to fulfill and assist in the fulfillment of the conditions precedent.
5.4  Failure of a Condition Due to a Breach


     If a condition set forth in section 5.1 or 5.2 is not satisfied as a result of a breach by a Party of its obligations hereunder, such Party shall be liable to the other Party for the other Party's Losses and Liabilities resulting from such breach if such other Party elects to terminate its obligations to purchase or sell the Assets pursuant hereto. Notwithstanding the foregoing, Vendor's measure of damages for a breach by Purchaser of its obligations hereunder shall be limited to retention of the Deposit and any interest earned thereon.

                                   ARTICLE 6
                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

6.1  Representations and Warranties of Vendor

     Vendor represents and warrants to Purchaser that:

     (a)  Standing:  Vendor is a corporation, duly organized and validly
          --------
          existing under the laws of Canada, is authorized to carry on business in all jurisdictions in which the Assets are located, and has all the requisite corporate power and authority to sell, assign, transfer and convey the Assets to Purchaser in accordance with this Agreement;

     (b)  No Conflicts:  the consummation of the transactions contemplated
          ------------
          herein will not violate, nor be in conflict with, any of the constating documents, by-laws or governing documents of Vendor or any judgment, decree, order, law, statute, rule or regulation applicable to Vendor;

     (c)  Execution of Documents:  this Agreement has been duly executed and
          ----------------------
          delivered by Vendor and all other documents (including the General Conveyance and the Specific Conveyances) executed and delivered by Vendor pursuant hereto will be duly executed and delivered by Vendor, and this Agreement does, and such documents will, constitute legal, valid and binding obligations of Vendor, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, preference, reorganization, moratorium and other similar laws affecting creditors' rights generally and the discretion of courts with respect to equitable or discretionary remedies and defences;

     (d)  Residency for Tax Purposes:  Vendor is not a non-resident of Canada
          --------------------------
          within the meaning of the Income Tax Act (Canada);

     (e)  Finders' Fees:  Vendor has not incurred any obligation or liability,
          -------------
          contingent or otherwise, for brokers' or finders' fees in respect of this transaction for which Purchaser shall have any obligation or liability;

     (f)  No Authorizations:  no authorization or approval or other action by,
          -----------------
          and no notice to or filing with, any governmental authority or regulatory body exercising jurisdiction over the Assets or Vendor is required for the due execution, delivery and performance by Vendor of this Agreement, other than authorizations, approvals or exemptions previously obtained and currently in force or those required in connection with the transfer of well licences and pipeline permits;

     (g)  Title:  except for the Permitted Encumbrances, the Assets will, at the
          -----
          Closing Date, be free and clear of all liens, mortgages, pledges, royalties, encumbrances and adverse claims created by, through or under Vendor; and, except as may be expressly set forth elsewhere in this Agreement, Vendor does not otherwise make any representation, warranty or covenant as to title to or the liens, mortgages, royalties, encumbrances or adverse claims affecting the Assets;

     (h)  No Third Party Rights:  except for Permitted Encumbrances, the Assets
          ---------------------
          are not now and at the Closing Time will not be subject to reduction or alteration by rights of payout/conversion, rights to purchase, farmin rights or any other rights held by a Third Party which were created by, through or under Vendor or of which Vendor is aware;

     (i)  Quiet Enjoyment:  subject to the rents, covenants, conditions and
          ---------------
          stipulations in the Leases and Permitted Encumbrances, from and after Closing, Purchaser will be entitled to hold and enjoy the interests attributed to Vendor in the Schedules hereto for Purchaser's own use and benefit without any interruption of or by Vendor or any Third Party claiming by, through or under Vendor;

     (j)  No Lawsuits or Claims:  to the best of Vendor's knowledge, there are
          ---------------------
          no judgments and no claims, proceedings, actions or lawsuits in existence, contemplated or threatened against or with respect to the Assets or the interests of Vendor therein other than as disclosed in Schedule "F";

     (k)  Good Standing under Agreements:  to the best of Vendor's knowledge,
          ------------------------------
          Vendor is not in material breach of any term or provision of any Title and Operating Document nor does Vendor have any knowledge of receipt of any notice of default or alleged default under any Title and Operating Document, which default has not been rectified, other than as disclosed in Schedule "A";

     (l)  Provision of Documents:  prior to Closing, Vendor will make available
          ----------------------
          to Purchaser all Title and Operating Documents in its possession or to which it has access;

     (m)  AFEs:  there are no AFEs or other financial commitments pursuant to
          ----
          which Vendor's share of expenditures to be incurred in respect of a single operation conducted or to be conducted after the Effective Time is estimated to exceed $25,000 other than as described in Schedule "E" and as permitted by section 8.2;

     (n)  Royalties and Taxes:  to the best of Vendor's knowledge, all ad
          -------------------
          valorem, property, production, severance and similar taxes and assessments based on or measured by the ownership of property or the production of Petroleum Substances or the receipt of proceeds therefrom and all royalties and rentals in respect of the Assets which have become due and payable prior to the Effective Time have been properly and fully paid and discharged;

     (o)  Rights of First Refusal:  except as set forth in Part II of Schedule
          -----------------------
          "A", the sale of the Assets pursuant hereto is not subject to any Rights of First Refusal created by, through or under Vendor or of which Vendor otherwise has knowledge;

     (p)  Sale, Processing and Transportation Agreements:  to the best
          ----------------------------------------------
          of Vendor's knowledge, Vendor is not a party to or bound by any Sale, Processing and Transportation Agreements which cannot be terminated without penalty or notice from Vendor of 30 days or less except as set forth in Schedule "D";

     (q)  Operations: to the extent the same are operated by Vendor, the Assets
          ----------
          have been drilled, completed, constructed, maintained and operated in accordance with good oilfield practice and in material compliance with applicable law and if operated by Vendor, the Tangibles are in good and operable condition, reasonable wear and tear excepted; and

     (r)  Environmental Matters: Vendor is not aware of any environmental matter
          ---------------------
          materially and adversely affecting the Assets nor has Vendor received notice of:

          (i) any material non-compliance in relation to the Assets with any law intended to protect health, safety or the environment which has not been remedied in all material respects; or

          (ii) any claim in relation to the Assets by any Third Party of material environmental damage (including pollution).

     (s)  Environmental Liabilities: to the best of Vendor's knowledge, there
          -------------------------
          has been no material increase in the Environmental Liabilities during the period commencing May 1, 1999, and ending on the Closing Date.

6.2  Negation of Other Representations and Warranties

     (a) Vendor makes no representations or warranties except as expressly set forth in section 6.1 and, in particular, and without limitation, Vendor hereby expressly negates any representations or warranties by it, whether contained in any information memorandum or otherwise, with respect to:

          (i) any data or information supplied by Vendor to Purchaser or its representatives;

          (ii) the quality, quantity or recoverability of Petroleum Substances within or under the Lands or any lands pooled or unitized therewith;

          (iii)  the value of the Assets or the future cashflow therefrom;

          (iv) the quality, condition, fitness or merchantability of any tangible depreciable equipment or property, interests in which are comprised in the Assets; and

          (v)    Vendor's title in and to the Assets.

          Purchaser acknowledges and confirms that it has not relied on any data, information or advice from Vendor with respect to any or all of the matters specifically enumerated in this paragraph in connection with the purchase of the Assets pursuant hereto and that, except for the representations and warranties contained in section 6.1, Purchaser is purchasing the Assets pursuant hereto on an "as is, where is" basis. Purchaser confirms that it has not relied on any covenants, representations or warranties outside this Agreement (whether in contract or in tort). Purchaser acknowledges and confirms that it has performed its own due diligence and will continue to rely upon its own due diligence, evaluations and projections as the same relate to the Assets, including without limitation, environmental due diligence.

     (b) Except with respect to the representations and warranties in section 6.1, Purchaser forever releases and discharges Vendor and its directors, officers, agents and employees from any claims by, and all liability (whether in contract or in tort) to, Purchaser or Purchaser's representatives, assigns and successors, as a result of the use or reliance upon advice, information, statements, opinions or materials pertaining to the Assets which was or were delivered or made available to Purchaser or its representatives by Vendor or any of its directors, officers, agents or employees.

6.3  Representations and Warranties of Purchaser

     Purchaser represents and warrants to Vendor, that:

     (a)  Standing:  Purchaser is a corporation, duly organized and validly
          --------
          existing under the laws of the Province of Alberta, is authorized to carry on business in all jurisdictions in which the Assets are located, and has the requisite corporate power and authority to purchase and pay for the Assets in accordance with this Agreement;

     (b)  No Conflicts:  the consummation of the transactions contemplated
          ------------
          herein will not violate, nor be in conflict with, the constating documents, by-laws or governing documents of Purchaser or any judgment, decree, order, law, statute, rule or regulation applicable to Purchaser;

     (c)  Execution of Documents:  this Agreement has been duly executed and
          ----------------------
          delivered by Purchaser and all other documents (including the General Conveyance and the Specific Conveyances) executed and delivered by Purchaser pursuant hereto will be duly executed and delivered by Purchaser, and this Agreement does, and such documents will, constitute legal, valid and binding obligations of Purchaser, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, preference, reorganization, moratorium and other similar laws affecting creditors' rights generally and the discretion of the courts with respect to equitable or discretionary remedies and defenses;

     (d)  Finders' Fees:  Purchaser has not incurred any obligation or
          -------------
          liability, contingent or otherwise, for brokers' or finders' fees in respect of this transaction for which Vendor shall have any obligation or liability;

     (e)  Purchase Price:  Purchaser either now has or will have at Closing all
          ---------------
          money that Purchaser will need to pay to Vendor upon Closing or alternatively Purchaser now has a binding contractual right to receive all money that Purchaser will need to pay to Vendor and such money will be available to Purchaser for payment to Vendor at Closing;

     (f)  No Authorizations:  No authorization or approval or other action by,
          -----------------
          and no notice to or filing with, any governmental authority or regulatory body exercising jurisdiction over the Assets or Purchaser is required for the due execution, delivery and performance by Purchaser of this Agreement, other than authorizations, approvals or exemptions previously obtained and currently in force or those required in connection with the transfer of well licences and pipeline permits;

     (g)  Investment Canada Act: Purchaser shall comply with the provisions of
          ---------------------
          the Investment Canada Act, to the extent that the purchase of the Assets by Purchaser is reviewable pursuant to the Investment Canada Act (Canada); and

     (h)  Qualification:  Purchaser meets all qualification requirements of
          -------------
          Third Parties (including without limitation, governmental agencies) to purchase and to take a transfer of the Assets, including without limitation, the well licences and pipeline permits and shall accede to, comply with and perform the requirements of such Third Parties, acting reasonably.

6.4  Time Limitation

     No claim under this Article 6 for breach of a representation or warranty, or both shall be made or be enforceable by a Party unless written notice of such claim, with reasonable particulars, is given by such Party to the Party against whom the claim is made within a period of 12 months from the Closing Date. No claim shall be made by a Party in respect of the representations and warranties made by the other Party in this Agreement except pursuant to this Article 6 for breach of a representation or warranty, or both.

6.5  Limitation

     The maximum cumulative liability of Vendor to Purchaser as a result of any breach of a representation, warranty or covenant, together with the value of indemnities provided by Vendor under this Agreement, shall not, in the aggregate, exceed the Purchase Price. The representations and warranties of Vendor and Purchaser made herein or pursuant hereto are made for the exclusive benefit of Purchaser and Vendor, as the case may be, and are not transferable and may not be made the subject of any assignment or right of subrogation in favour of any other person.

                                   ARTICLE 7
                                  INDEMNITIES
                                  -----------

7.1  General Indemnity

     (a) Except as otherwise provided in this Article 7 or in Article 4, and subject to section 6.5, Vendor shall, from and after Closing:

          (i)    be liable for; and

          (ii) indemnify Purchaser from and against all of Purchaser's Losses and Liabilities in respect of any claim (whether valid or invalid) made by a Third Party against Purchaser as a consequence of acts or omissions in respect of the Assets or operations in respect thereof which occurred or are alleged by the Third Party to have occurred prior to the Effective Time, provided that written notice of a claim pursuant to this subsection 7.1(a) must be provided by Purchaser to Vendor within 12 months of the Closing Date.

     (b) Except as otherwise provided in this Article 7 or in Article 4, Purchaser shall, from and after Closing:

          (i)  be liable for; and

          (ii) indemnify Vendor from and against all of Vendor's Losses and Liabilities in respect of any claim (whether valid or invalid) made by a Third Party against Vendor as a consequence of acts or omissions in respect of the Assets or operations in respect thereof which occurred or are alleged by the Third Party to have occurred after the Effective Time.

7.2  Environmental and Related Obligations

     Purchaser acknowledges that it is purchasing the Assets on an "as is, where is" basis and that it has taken into account its assumption of responsibility for Environmental Liabilities and Abandonment and Reclamation Obligations and the release of Vendor from responsibility therefor when Purchaser evaluated the Assets and determined the Base Price. Except as provided in section 7.3, Purchaser shall:

     (a)  be liable for; and

     (a) shall indemnify Vendor from and against all Losses and Liabilities of Vendor in respect of all Environmental Liabilities howsoever and by whomsoever caused and whether they occur or arise in whole or in part prior to, on or subsequent to the Effective Time and all

     Abandonment and Reclamation Obligations. Purchaser shall not be entitled to exercise and hereby waives any rights or remedies Purchaser may now or in the future have against Vendor in respect of such Environmental Liabilities and Abandonment and Reclamation Obligations, whether such rights and remedies are pursuant to the common law or statute or otherwise, including without limitation, the right to name Vendor as a third party to any action commenced by any Third Party against Purchaser.

7.3  Limitation

     The indemnities provided for in this Article 7 apply only if Closing occurs. Purchaser's obligations to indemnify Vendor pursuant to section
     7.2 are subject to, and shall not limit or reduce Purchaser's right, in respect of a breach of any representation and warranty contained in subsections 6.1(r) or 6.1(s), provided that written notice of such breach is provided by Purchaser to Vendor within 12 months of the Closing Date.


                                   ARTICLE 8
                             MAINTENANCE OF ASSETS
                             ---------------------

8.1  Maintenance of Assets Prior to Closing

     From the date hereof until the Closing Date, Vendor, shall, to the extent that the nature of its interest permits, and subject to the Title and Operating Documents and any other agreements and documents to which the Assets are subject:

     (a) maintain the Assets in a proper and prudent manner in accordance with good oil and gas industry practices and in material compliance with all applicable laws, rules, regulations, orders and directions of governmental and other competent authorities;

     (b) pay or cause to be paid all costs and expenses relating to the Assets which become due from the date hereof to the Closing Date; and

     (c) perform and comply with all covenants and conditions contained in the Title and Operating Documents and any other agreements and documents to which the Assets are subject.

8.2  Consent of Purchaser

     Notwithstanding section 8.1, from the date hereof until the Closing Date, Vendor shall not, without the written consent of Purchaser, which consent shall not be unreasonably withheld by Purchaser and which, if provided, will be provided in a timely manner:

     (a) make any commitment or propose, initiate or authorize any capital expenditure with respect to the Assets of which Vendor's share is in excess of $25,000 except in case of an emergency or in respect of amounts which Vendor is committed to expend or is deemed to authorize without its specific authorization or approval;

     (b)  surrender or abandon any of the Assets;

     (c) amend in any material respect or terminate any Title and Operating Documents or enter into any new agreement or commitment relating to the Assets; or

     (d) sell, encumber or otherwise dispose of any of the Assets or any part or portion thereof except sales of Petroleum Substances in the normal course of business.

8.3  Following Closing

     (a) Following Closing, Vendor shall hold its title to the Assets in trust for Purchaser until all necessary notifications, registrations and other steps required to transfer such title to Purchaser have been completed.

     (b) Following Closing, Vendor shall represent Purchaser in all matters arising under a Title and Operating Document until Purchaser is substituted as a party thereto in the place of Vendor and Vendor is released therefrom, whether by novation, notice of assignment or otherwise and, in furtherance thereof;

          (i) all payments relating to the Assets received by Vendor pursuant to such Title and Operating Document, other than those to which Vendor is entitled under Article 4, shall be received and held by Vendor as a trustee for Purchaser and Vendor shall promptly remit such amounts to Purchaser;

          (ii) Vendor shall forward all statements, notices, AFE's and other information received by it pursuant to such Title and Operating Document that pertain to the Assets to Purchaser promptly following their receipt by Vendor; and

          (iii) Vendor shall forward to other parties to the Title and Operating Document such notices and elections pursuant to such Title and Operating Document pertaining to the Assets as Purchaser may reasonably request, provided that Vendor may refuse to follow instructions which it reasonably believes to be unlawful, unethical, or in conflict with an applicable contract.

     (c) Purchaser shall indemnify and save harmless Vendor from and against all of Vendor's Losses and Liabilities arising as a consequence of the provisions of subsections 8.3(a) and (b) hereof, except to the extent caused by the gross negligence or willful misconduct of Vendor or its servants, agents or employees. Vendor shall indemnify and save harmless Purchaser from all of Purchaser's Losses and Liabilities arising as a result of the gross negligence or willful misconduct of Vendor for purposes of this subsection.

                                   ARTICLE 9
                        THIRD PARTY RIGHTS AND CONSENTS
                        -------------------------------

9.1  Consents

     Where an assignment of any of the Assets requires the consent of Third Parties, Vendor shall use all reasonable efforts to obtain such consents prior to closing. After Closing, Vendor shall cooperate with Purchaser in Purchaser's attempts to secure such consents.

9.2  Rights of First Refusal

     (a) If all or any portion of the Assets is subject to a Right of First Refusal, then Vendor shall promptly serve all notices as are required thereunder and shall otherwise comply with the provisions thereof. Purchaser, acting reasonably, shall allocate the Base Price to those Assets which are subject to such Rights of First Refusal and within three (3) Business Days of the execution of this Agreement shall advise Vendor in writing of the same and such allocations shall be used for the purposes of Right of First Refusal notices except where such allocations are, in Vendor's opinion, unreasonable.

     (b) Purchaser may not waive the existence or operation of any Right of First Refusal. If a Right of First Refusal is exercised, the Assets which are subject thereto shall not be sold to Purchaser pursuant hereto and shall cease to be subject to this Agreement. Purchaser shall nevertheless purchase the Assets which are not subject to the exercised Rights of First Refusal.

     (c) If any of the Assets cease to be subject to this Agreement pursuant to subsection 9.2(b):

          (i) the term "Assets", "Lands", "Leases", "Miscellaneous Interests", "Petroleum and Natural Gas Rights" and "Tangibles" shall be deemed amended to reflect the exercise of the Right of First Refusal and Purchaser shall purchase all of the remaining Assets; and

          (ii) the Base Price shall be reduced by the aggregate amount allocated pursuant to subsection 9.2(a) to the Assets subject to the exercised Rights of First Refusal and the allocation of the Purchase Price pursuant to section 2.3 shall be adjusted accordingly.

                                   ARTICLE 10
                           TITLE, REVIEW AND DEFECTS
                           -------------------------

10.1 Title Review

     Between the execution of this Agreement and the Closing, Vendor shall make available to Purchaser and its representatives, at Vendor's offices during normal business hours, all title documents (including contracts, correspondence and files) in its possession pertaining to the Assets for purposes of permitting Purchaser to review Vendor's title to the Assets. Purchaser shall conduct its review of Vendor's title to the Assets with diligence. From time to time, as soon as reasonably practicable after determination, and in any event, no later than the fifth Business Day before the Closing Date, Purchaser shall notify the Vendor in writing of any Title Defects. Such notice shall include a description of each Title Defect, the remedy sought by Purchaser, the Assets directly affected by the Title Defects and Purchaser's good faith estimate of the decrease in value attributed by Purchaser to such interests by reason of the existence of the Title Defect(s). Vendor shall use all reasonable efforts to cure or rectify, by no later than two Business Days before Closing Date, the Title Defects described in Purchaser's notice to Vendor.

10.2 Title Defects

     (a) No later than two Business Days before Closing Date, Purchaser shall confirm to Vendor its good faith estimate ("Purchaser's Estimate") of the aggregate Defect Values. If Purchaser's Estimate is less than five percent (5%) of the Base Price, Vendor and Purchaser shall complete the purchase and sale of the Assets, without any adjustment of the Purchase Price on account of Title Defects. If Purchaser's Estimate is five percent (5%) of the Base Price or greater, Purchaser shall immediately meet with Vendor and provide Vendor access to all information, analysis and calculations used by Purchaser to arrive at Purchaser's Estimate. If, after meeting with Purchaser, Vendor does not agree with Purchaser's Estimate, the issue shall be resolved pursuant to the provisions of the Arbitration Act (Alberta). Each Party shall promptly prepare and submit to the arbitrator its good faith estimate of all disputed Defect Values. Once the arbitrator has received both submissions, the arbitrator shall provide a copy of each Party's submission to the other Party. The arbitrator will be instructed to select either Vendor's good faith estimate or Purchaser's good faith estimate of the Defect Values and shall have no power whatsoever to reach any other result. The arbitrator will be instructed to select the estimate, which more closely reflects the actual aggregate Defect Values.

     (b) If the aggregate Defect Values as agreed upon by the Parties or as determined by the arbitrator is less than five percent (5%) of the Base Price, Purchaser shall be deemed to have waived the uncured Title Defects and shall be obligated to complete the purchase and sale of the Assets, without any adjustment of the Purchase Price on account of Title Defects.

     (c) If the aggregate Defect Values as agreed upon by the Parties or as determined by the arbitrator is five percent (5%) of the Base Price or greater, either Vendor or Purchaser may terminate this Agreement upon written notice given to the other Party within five Business Days of such agreement or determination, as the case may be. If neither Party gives such notice, then Purchaser will be deemed to have waived the uncured Title Defects and shall be obligated to complete the purchase and sale of the Assets, without any adjustment of the Purchase Price on account of Title Defects; in which event, the Closing shall have taken place on the fifth Business Day following the expiry of the period in which a notice of termination could have been given by either Party.

     (d) If a Party gives notice of termination pursuant to this section, neither Vendor nor Purchaser shall have any further obligation or liability to the other as a result of such termination, and the Deposit and any interest earned thereon shall be returned to Purchaser.


                                  ARTICLE 11
                                  ARBITRATION
                                  -----------

11.1 General Arbitration Provisions

     If any matter upon which the Parties do not agree is required to be referred to arbitration pursuant to the terms hereof or if the Parties agree to refer any matter arising hereunder to arbitration, the arbitration shall be before a single arbitrator. Any such arbitration, including the selection of the arbitrator, shall be governed by the Arbitration Act

     (Alberta). The decision of any such arbitrator shall be final and binding on the Parties and the costs and fees relating thereto shall be borne and paid in the manner the arbitrator determines to be fair and equitable.

                                   ARTICLE 12
                                  OPERATORSHIP
                                  ------------

12.1 Transfer of Operatorship

     Purchaser acknowledges that Vendor will not be able to transfer operatorship of some or all of the Assets to Purchaser at or after Closing. Vendor covenants with Purchaser that Vendor shall do those things as Purchaser may reasonably request in order to obtain the appropriate consents and approvals for the transfer to Purchaser of operatorship of those of the Assets which Vendor currently operates.


12.2  Removal of Signs


     At and after Closing, Vendor may remove any signs which indicate its ownership or operation of the Assets. Purchaser will be responsible to erect or install signs required by governmental agencies to indicate that Purchaser is the operator of the Assets, if applicable and to notify other working interest owners, gas purchasers, suppliers, contractors, governmental agencies and other Third Parties of Purchaser's interest in the Assets on and after Closing.

                                   ARTICLE 13
                                    GENERAL
                                    -------

13.1  Further Assurances

     Each Party will, from time to time and at all times after Closing, without further consideration, do such further acts and deliver all such further assurances, deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

13.2 No Merger

     Subject to the limitations set forth herein, the covenants, representations, warranties and indemnities contained in this Agreement shall survive Closing and shall not merge in any assignments, conveyances, transfers or other documents executed and delivered at or after Closing, notwithstanding any rule of law, equity or statute to the contrary and such rules are hereby waived.

13.3  Entire Agreement

     The provisions contained in any and all documents and agreements collateral hereto shall at all times be read subject to the provisions of this Agreement, and in the event of conflict the provisions of this Agreement shall prevail. This Agreement supersedes all other agreements, documents, writings and verbal understanding between the Parties relating to the subject matter hereof except the Confidentiality Agreement which shall remain in full force and effect in accordance with its terms with respect to any assets of Vendor that are not the subject of this Agreement.

13.4 Governing Law

     This Agreement shall be subject to and interpreted, construed and enforced in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein and shall be treated as a contract made in the Province of Alberta. The Parties irrevocably attorn and submit to the jurisdiction of the courts of the Province of Alberta and courts of appeal therefrom in respect of all matters arising out of this Agreement.

13.5 Enurement

     This Agreement may not be assigned by a Party without the prior written consent of the other Party, which consent may be arbitrarily withheld. This Agreement shall be binding upon and shall enure to the benefit of the Parties and their respective administrators, trustees, receivers, successors and permitted assigns.

13.6 Time of Essence

     Time shall be of the essence in this Agreement.

13.7 Notices

     The addresses and fax number of each Party for notices shall be as follows:

     Vendor:     NEUTRINO RESOURCES INC.
                 1400, 300 - 5th Avenue SW
                 CALGARY, ALBERTA T2P 3C4

   Attention:    Land Manager

                 Fax No.:  (403) 215-3501

     Purchaser:  STAR OIL & GAS LTD.
                 3500, 150 - 6TH Avenue SW
                 CALGARY, ALBERTA T2P 3Y7

                 Attention:  Vice President Land

                 Fax No.:    (403) 232-3397

     Any notice, communication or statement (a "notice") required, permitted or contemplated hereunder shall be in writing and shall be delivered as follows:

     (a) by delivery to a Party between 8:00 a.m. and 4:00 p.m. on a Business Day at the address of such Party for notices, in which case the notice shall be deemed to have been received by that Party when it is delivered; or

     (b) by telecopier to a Party to the telecopier number of such Party for notices, in which case, if the notice was telecopied prior to 4:00 p.m. on a Business Day the notice shall be deemed to have been received by that Party when it was telecopied and if it was telecopied on a day which is not a Business Day or is telecopied after 4:00 p.m. on a Business Day, it shall be deemed to have been received on the next following Business Day.

       A Party may from time to time change its address for service or its telecopier number for service by giving written notice of such change to the other Party.

13.8   Invalidity of Provisions

       In case any of the provisions (or portion thereof) of this Agreement should be determined to be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions (or portion thereof) contained herein shall not in any way be affected or impaired thereby.

13.9   Waiver

       No waiver by any Party of any breach (whether actual or anticipated) of any of the terms, conditions, representations or warranties contained herein shall take effect or be binding upon that Party unless the waiver is expressed in writing under the authority of that Party. Any waiver so given shall extend only to the particular breach so waived and shall not limit or affect any rights with respect to any other or future breach.

13.10  Remedies Generally

       No failure on the part of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy in law or in equity or by statute or otherwise conferred.

13.11  Amendment

       This Agreement shall not be varied in its terms or amended by oral agreement or by representations or otherwise other than by an instrument in writing dated subsequent to the date hereof, executed by a duly authorized representative of each Party.

13.12  Public Announcements

       Until Closing has occurred, no Party shall release any information concerning this Agreement and the transactions herein provided for without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Nothing contained herein shall prevent a Party at any time from furnishing information, (i) to any governmental agency or regulatory authority or to the public if required by applicable law, provided that the Parties shall advise each other in advance of any public statement which they propose to make; or (ii) in connection with obtaining consents or complying with Rights of First Refusal.

13.13  Counterpart Execution

       This Agreement may be executed in counterpart and all executed counterparts together shall constitute one agreement.

       IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first above written.

NEUTRINO RESOURCES INC.                      STAR OIL & GAS LTD.


Per:  _________________________              Per:  _____________________________


Per:  _________________________              Per:  _____________________________

  This is the execution page attached to and forming part of an Agreement of
                          Purchase and Sale dated the
16TH day of February, 2000, between Neutrino Resources Inc., as Vendor, and Star
                          Oil & Gas Ltd. as Purchaser